Exhibit 99.1



Lexmark International reports third-quarter operating income growth of 31 percent

Lexington, Ky., Oct. 18, 2004 - Lexmark International, Inc. (NYSE: LXK) today announced financial results for its third quarter ended Sept. 30, 2004. Third quarter revenue was $1.266 billion, an increase of 9 percent compared to $1.157 billion last year. Diluted net earnings per share for the quarter were $1.17 and include a non-recurring benefit of 15 cents per share from the resolution of income tax matters. Without this tax benefit, earnings per share would have been $1.02, an increase of 29 percent compared to a year ago.

"Lexmark continued to perform well with 9 percent overall revenue growth and 31 percent operating income growth," said Paul J. Curlander, Lexmark chairman and chief executive officer. "This was driven by double-digit unit growth in both our business and consumer segments, despite encountering weaker market conditions than we had anticipated."

Gross profit margin was 35.2 percent for the quarter versus 32.1 percent a year ago due to improved product margins. Operating expenses were $262 million compared with $231 million in the prior year. Operating income margin improved
2.5 points to 14.6 percent in the third quarter of 2004 versus last year. Diluted net earnings per share for the period were $1.17 compared to 79 cents a year earlier.

Net cash provided by operating activities was $205 million in the third quarter. Capital expenditures for the quarter were $56 million. Lexmark repurchased
850,000 shares of its common stock during the quarter for $73 million. The company's remaining share repurchase authorization was approximately $40 million as of Sept. 30, 2004.

Lexmark announces  powerful,  easy-to-use new products
In the third quarter, as part of Lexmark's strategic initiative to expand into additional growth segments, Lexmark announced its new line of photo printers with the launch of two new photo inkjet products in September, followed by an additional product announcement today.

The Lexmark P915 Home Photo Printer and the Lexmark P6250 Home Photo Center All-in-One both offer advanced yet simple photo printing using Lexmark's new EvercolorTM inks and are priced at $149 and $199, respectively. The $179 Lexmark P315 Snapshot announced today is compact, portable and can create 4" x 6" prints in as little as 38 seconds.

As part of Lexmark's growth initiative to expand its presence in the small and medium business market, Lexmark announced in the third quarter a new business inkjet product and an additional laser product today.

The Lexmark X7170 All-in-One priced at $249 offers small business owners simple faxing, scanning, printing and document copying, and with the new Lexmark Productivity

                                   -- more --

     Lexmark reports third-quarter operationg income growth of 31 percent/Page 2

Suite Software, an easy-to-use way to move information between the digital and paper worlds.

The Lexmark T430 laser printer announced today is ideal for small and medium businesses and small workgroups in large enterprises requiring business-class paper handling and versatility. Affordably priced at $549, it offers the best price/performance in its class.

As part of Lexmark's growth initiative to expand its corporate solutions and services business, Lexmark today announced two new laser multifunction products. The Lexmark X830e priced at $11,999, and the Lexmark X832e priced at $13,999 offer the award winning, customizable e-Task touch screen user interface making common applications like scan-to-e-mail and scan-to-file as easy as making a copy. In addition to providing workgroup print, copy, scan, and fax capabilities, these products will serve as application platforms for improving paper-intensive workflow processes in large corporations.

Nine-month financial results
Revenue for the nine months ended Sept. 30, 2004 was $3.770 billion, an increase of 11 percent versus $3.385 billion in the same period of 2003. Gross profit margin was 34.4 percent, up 1.7 points from the prior year. Operating income was $535 million versus $406 million a year earlier, an increase of 32 percent. Net earnings per share on a diluted basis for the period were $3.10. Excluding the non-recurring tax benefit, earnings per share would have been $2.95, up 29 percent compared to $2.29 per share recorded in the same period of 2003. Net cash provided by operating activities for the first nine months was $491 million.

Looking forward
Due to recent U.S. legislation extending corporate research and development tax credits and an extension of a non-U.S. tax holiday, the company's full year 2004 tax rate will be adjusted from 27.5 percent to 26.5 percent in the fourth quarter. This is expected to provide a benefit to fourth-quarter earnings of about 5 cents per share. Additionally, as part of Lexmark's strategic initiative to improve brand awareness, the company is increasing its marketing spending to support a new advertising campaign. This spending is expected to negatively impact fourth-quarter earnings in the range of 7 to 8 cents per share both sequentially and year-over-year.

"Looking forward to the fourth quarter, we believe the strength of our product lineup and supplies-driven business model will keep us well-positioned for continued growth," Curlander said. "Nevertheless, we continue to be cautious due to uncertainty in the market and the potential for aggressive price competition. In the fourth quarter of 2004, we expect a year-over-year revenue growth rate of mid- to high-single digits and earnings per share of $1.05 to $1.15 including the effect of the tax benefits and the projected increase in marketing expenses. This compares to earnings per share of $1.05 in the same quarter a year ago."


                                       ###

Lexmark is hosting a conference call with securities analysts on Monday, Oct. 18, 2004 at 8:30 a.m. Eastern Time (888-338-6461). A live broadcast over the Internet and a

     Lexmark reports third-quarter operationg income growth of 31 percent/Page 3 complete replay of this call can be accessed from Lexmark's investor relations Web site at http://investor.lexmark.com.

Lexmark International, Inc. is a leading developer, manufacturer and supplier of printing solutions -- including laser and inkjet printers, multifunction products, associated supplies and services -- for offices and homes in more than 150 countries. Founded in 1991, Lexmark reported approximately $4.8 billion in revenue in 2003, and can be found on the Internet at www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. Evercolor is a trademark of Lexmark International, Inc. All other trademarks are property of their respective holders.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, management of the company's and resellers' inventory levels, the impact of competitors' products, aggressive pricing from competitors and resellers, market acceptance of new products and pricing programs, the ability and/or incremental expense to produce and deliver products to satisfy customer demand, changes in a country's or region's political or economic conditions, financial failure or loss of business with a key customer, reseller or supplier, currency fluctuations, production and supply difficulties including disruptions at important points of exit and entry and distribution centers, competition in aftermarket supplies, increased investment to support product development, unforeseen cost impacts, conflicts among sales channels, difficulties or delays in software and information systems implementations, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

                  LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                     (In Millions, Except Per Share Amounts)
                                   (Unaudited)


                                                                             Three Months Ended
                                                                                September 30
                                                                       -------------------------------

                                                                            2004            2003

Revenue                                                                  $1,266.2        $1,157.1

Cost of revenue                                                             819.9           785.7
                                                                         --------        --------
         Gross profit                                                       446.3           371.4
                                                                         --------        --------


Research and development                                                     78.3            66.5
Selling, general and administrative                                         183.7           164.4
                                                                         --------        --------
         Operating expense                                                  262.0           230.9
                                                                         --------        --------

         Operating income                                                   184.3           140.5


Interest (income)/expense, net                                               (4.1)           (0.3)
Other                                                                         0.6             -
                                                                         --------        --------

         Earnings before income taxes                                       187.8           140.8

Provision for income taxes                                                   31.7            36.7
                                                                         --------        --------
         Net earnings                                                    $  156.1        $  104.1
                                                                         ========        ========


Net earnings per share:
         Basic                                                           $   1.20        $   0.81
                                                                         ========        ========

         Diluted                                                         $   1.17        $   0.79
                                                                         ========        ========



Shares used in per share calculation:
         Basic                                                              129.8           128.5
                                                                         ========        ========

         Diluted                                                            133.0           131.5
                                                                         ========        ========

                  LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                     (In Millions, Except Per Share Amounts)
                                   (Unaudited)


                                                                                         Nine Months Ended
                                                                                            September 30
                                                                                    -----------------------------

                                                                                         2004          2003

Revenue                                                                                $3,769.9      $3,385.2

Cost of revenue                                                                         2,472.5       2,276.8
                                                                                       --------      --------

         Gross profit                                                                   1,297.4       1,108.4
                                                                                       --------      --------

Research and development                                                                  227.0         195.3
Selling, general and administrative                                                       535.1         507.0
                                                                                       --------      --------
         Operating expense                                                                762.1         702.3
                                                                                       --------      --------


         Operating income                                                                 535.3         406.1


Interest (income)/expense, net                                                             (8.7)          0.3
Other                                                                                       0.9          (0.2)
                                                                                       --------      --------

         Earnings before income taxes                                                     543.1         406.0

Provision for income taxes                                                                129.4         105.6
                                                                                       --------      --------
         Net earnings                                                                  $  413.7      $  300.4
                                                                                       ========      ========



Net earnings per share:
         Basic                                                                         $   3.18      $   2.35
                                                                                       ========      ========

         Diluted                                                                       $   3.10      $   2.29
                                                                                       ========      ========



Shares used in per share calculation:
         Basic                                                                            129.9         127.8
                                                                                       ========      ========

         Diluted                                                                          133.4         131.1
                                                                                       ========      ========


                  LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
             CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
                                  (In Millions)
                                   (Unaudited)



                                                                                        September 30                December 31
                                                                                            2004                        2003
                                                                                     -------------------          -----------------


ASSETS

Current assets:
         Cash and cash equivalents                                                        $   534.3                   $    744.6
         Marketable securities                                                                956.8                        451.5
         Trade receivables, net                                                               652.9                        615.4
         Inventories                                                                          540.5                        437.0
         Prepaid expenses and other current assets                                            240.0                        195.3
                                                                                          ---------                   ----------
                  Total current assets                                                      2,924.5                      2,443.8

Property, plant and equipment, net                                                            738.5                        715.9
Other assets                                                                                  301.5                        290.7
                                                                                          ---------                   ----------
                  Total assets                                                            $ 3,964.5                   $  3,450.4
                                                                                          =========                   ==========



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Short-term debt                                                                  $     -                     $      1.1
         Accounts payable                                                                     607.3                        465.7
         Accrued liabilities                                                                  739.3                        716.5
                                                                                          ---------                   ----------
                  Total current liabilities                                                 1,346.6                      1,183.3

Long-term debt                                                                                149.5                        149.3
Other liabilities                                                                             426.1                        474.8
                                                                                          ---------                   ----------
                  Total liabilities                                                         1,922.2                      1,807.4
                                                                                          ---------                   ----------


Stockholders' equity:
         Preferred stock                                                                        -                            -
         Common stock and capital in excess of par                                          1,061.9                        958.0
         Retained earnings                                                                  2,508.7                      2,095.0
         Treasury stock                                                                    (1,354.4)                    (1,213.5)
         Accumulated other comprehensive loss                                                (173.9)                      (196.5)
                                                                                          ---------                   ----------
                  Total stockholders' equity                                                2,042.3                      1,643.0
                                                                                          ---------                   ----------
                  Total liabilities and stockholders' equity                              $ 3,964.5                   $  3,450.4
                                                                                          =========                   ==========
